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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number:  0-21726


                     INTERNATIONAL IMAGING MATERIALS, INC.
        ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               310 Commerce Drive
                            Amherst, New York 14228
                                 (716) 691-6333
        ---------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
        ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
        ---------------------------------------------------------------
             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [x]          Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2) (i) [ ]
        Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
        Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6           [ ]
        Rule 12h-3(b)(1)(i)  [x]

     Approximate number of holders of record as of the certificate or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, International Imaging Materials, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 29, 1997

                                   INTERNATIONAL IMAGING MATERIALS INC.

                                   By  /s/ Michael J. Drennan
                                     ---------------------------------------
                                     Michael J. Drennan
                                      Vice President-Finance, Treasurer,
                                       Secretary and Chief Financial Officer